                                                                    Exhibit 12.1


Ratio of Earnings to Fixed Charges


                                                Year Ended                           Six Months
                                               December 31,                            Ended
(in 000's)
                               1994      1995      1996      1997     1998        6/30/98   6/30/99
                              -------   -------   -------   ------   -------      -------   --------
    Fixed Charges
Interest Expense              $ 1,394   $ 1,900  $ 1,400   $   600   $   400      $ 2,075   $  8,228
Interest Component of
  Rental Expense                  833       833    1,500     1,933     1,900          934        734
Debt Issuance Cost                 --        --       --        --        --           --        503
Total Fixed Charges             2,227     2,733     2,900    2,533     2,300        3,009      9,465

    Earnings
Income before income taxes     19,926    34,358    28,807    7,160    37,216       20,388    (10,816)

Add: fixed charges              2,227     2,733     2,900    2,533     2,300        3,009      9,465
  Total                        22,153    37,091    31,707    9,693    39,516       23,397     (1,351)

Ratio                            9.95     13.57     10.93     3.83     17.18         7.78       (.14)